Exhibit 2(k)(3)
EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT
          AGREEMENT made as of the 25th day of August, 2010 by and between J.P Morgan Multi-Strategy Fund, L.L.C., a Delaware limited liability company (the “Fund”), and J.P. Morgan Investment Management, Inc., a Delaware corporation (“JPMIM”):
W I T N E S S E T H:
          WHEREAS, the Fund has registered under the Investment Company Act of 1940 (the “1940 Act”) as a non-diversified, closed-end, management investment company; and
          WHEREAS, JPMIM serves as the investment manager of the Fund pursuant to an agreement between the Fund and JPMIM dated August 25, 2010 (the “Investment Management Agreement”);
          NOW, THEREFORE, the parties to this Agreement agree as follows:
          1. JPMIM (or an affiliate of JPMIM) agrees to waive the fees payable to it under the Investment Management Agreement or to reimburse the ordinary operating expenses of the Fund, as set out in the Fund’s Amended and Restated Limited Liability Company Agreement dated August 25, 2010, (excluding Acquired Fund Fees and Expenses, interest, brokerage commissions, other transaction-related expenses and any extraordinary expenses of the Fund as well as any Performance Allocation) (“Operating Expenses”) that exceed 1.92% on an annualized basis of the Fund’s net assets as of the end of each month (the “Expense Limitation”).
          2. This Agreement will have an initial term ending September 1, 2011 (the “Initial Period”). Subsequent to the Initial Period, this Agreement will remain in effect until terminated by JPMIM or by the Fund. Either party may terminate this Agreement upon thirty (30) days’ written notice to the other party. This Agreement will terminate automatically: (1) upon the termination of the Investment Management Agreement unless a new Investment Management Agreement with JPMIM (or an affiliate of JPMIM) to replace the terminated agreement becomes effective upon such termination or (2) if JPMIM (or any affiliate of JPMIM) terminates the Investment Management Agreement without the consent of the Fund (other than a termination resulting from an “assignment,” as defined by the 1940 Act and the rules under the Act, of the Investment Management Agreement).
          3. This Agreement will be construed in accordance with the laws of the state of New York and the applicable provisions of the 1940 Act. To the extent the applicable law of the State of New York, or any of the provisions in this Agreement, conflict with the applicable provisions of the 1940 Act, the applicable provisions of the 1940 Act will control.

          4. This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the matters described in this Agreement.
The remainder of this page has been intentionally left blank.

          IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

J.P. MORGAN ACCESS MULTI-STRATEGY FUND, L.L.C.
By:
Name:
Title:

J.P. MORGAN INVESTMENT MANAGEMENT, INC.
By:
Name:
Title: